Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAILCOUPS, INC.

A Delaware Corporation

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of

Delaware)

MailCoups, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is MailCoups, Inc. (the “Corporation”), and the Corporation was originally incorporated pursuant to the DGCL on February 11, 1998 under the name SuperCoups, Inc., and an amendment to the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 25, 1998 to change the name of the Corporation to MailCoups, Inc.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Corporation’s Certificate of Incorporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefore, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is MailCoups, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Five Thousand Eight Hundred Eighty Two (5,882), divided into two classes as follows: Three Thousand (3,000) of which shall be common stock, with a par value of one cent ($.01) per share (the “Common Stock”), and Two Thousand Eight Hundred Eighty Two

(2,882) of which shall be preferred stock, with a par value of one cent ($.01) per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. Common Stock.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein, as applicable.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

3. Dividends. Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefore at such times and in such amounts as the board of directors of the Corporation may determine in its sole discretion. No rights or interest shall accrue to the holders of the Common Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Common Stock in any calendar year or fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

4. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

5. Reacquired Shares. Any shares of Common Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All shares shall upon their cancellation become authorized but unissued shares of Common Stock.

B. Preferred Stock.

Two Thousand Eight Hundred Eighty Two (2,882) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections, respectively, of this Part B of this Article Fourth.

1. Dividends. Subject to applicable law, the holder(s) of Series A Preferred Stock shall be entitled to receive dividends out of funds legally available therefore at such times and in such amounts as the board of directors of the Corporation may determine in its sole discretion. No rights or interest shall accrue to the holder(s) of the Series A Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series A Preferred Stock in any calendar year or fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2. Voting. Except as required by law, the holder(s) of shares of Series A Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

3. Conversion. The holder(s) of Series A Preferred Stock shall have no right to exchange or convert such shares into other securities.

4. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All shares shall upon their cancellation become authorized but unissued shares of Preferred Stock.

5. Liquidation, Dissolution or Winding Up.

(a) In the event of any Liquidation Event, the holder(s) of vested shares of Series A Preferred Stock shall be entitled to receive for each vested share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, an amount per share equal to the Series A Liquidation Preference (as defined below) for each vested outstanding share of Series A Preferred Stock held by such holder.

(b) If in any distribution described in Subsection (a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all vested outstanding shares of Series A Preferred Stock, the holder(s) of vested shares of Series A Preferred Stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Upon completion of the payment or distribution required by Subsection (a) above, the holders of the other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) For purposes of this Section, (i) “Series A Liquidation Preference” shall mean a price per vested share of Series A Preferred Stock equal to the greater of (x) $34.698126 plus the amount of any dividends declared but unpaid to the date of payment, or (y) the amount to be distributed per share of Common Stock, if any, and (ii) “vested” as used herein with respect to any share of Series A Preferred Stock shall mean the lapse of all transfer and forfeiture restrictions relating to such share set forth in that certain Restricted Stock Agreement, dated as of the date of the original issuance of the shares of Series A Preferred Stock, between the Corporation and Mike’s Marketshare Coupons, Inc., as the same may be amended, restated, supplemented or otherwise modified from time to time.

(e) For purposes of this Section, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holder(s) of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

6. Additional Series. Notwithstanding any other provision of this Article Fourth to the contrary, the Corporation may, without obtaining the consent of holder(s) of the Series A Preferred Stock, issue one or more additional series of the Corporation’s preferred stock having rights, designations, powers, and preferences equal or superior to the Series A Preferred Stock and having such other designations, rights, preferences, terms and conditions as stated or expressed herein.

7. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in this Amended and Restated Certificate of Incorporation or as provided by applicable law.

8. Amendment. No amendment, modification or waiver to any provision of this Amended and Restated Certificate of Incorporation in a manner that adversely affects the powers, preferences or right of the Series A Preferred Stock shall be binding or effective without the prior written consent of the holder(s) of a majority of the Series A Preferred Stock outstanding as of the time such action is taken. No other course of dealing between the Corporation and the holder of any Series A Preferred Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holder(s).

FIFTH: The board of directors of the Corporation shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the by-laws of the Corporation, except to the extent that the by-laws or this Amended and Restated Certificate of Incorporation otherwise provide.

SIXTH: The number of directors of the Corporation shall be fixed from time to time by the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws shall so provide.

SEVENTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty as a director unless, and only to the extent that, such director is liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, repeal or adoption of any provision of the certificate of incorporation inconsistent with this

Article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

EIGHTH: Each person who at any time is or was an officer or director of the Corporation, and is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer or director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys’ fees), reasonably incurred by him in connection with any such action, suit or proceeding to the full extent permitted by the General Corporation Law including Section 145 of the DGCL, as the same may be amended and supplemented from time to time. The foregoing right of indemnification shall in no way be deemed exclusive of any other rights of indemnification to which such officer or director may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the DGCL.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on the 3 day of December, 2009.

By:		/s/ Todd L. Wiseley
	Name:	Todd Wiseley
	Title:	Vice President